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                                                                    Exhibit 10.8

                             QUALITY CARE SOLUTIONS
                             5030 E. SUNRISE DRIVE
                             PHOENIX, ARIZONA 85044


                               February 8, 2000

Gary G. Gorden
8260 Pecan Grove Circle
Tempe, AZ  85284


Dear Gary:

         We are pleased to offer you the position of Vice President of Sales and Marketing for Quality Care Solutions, Inc. (the "Company"), reporting directly to me. This letter serves to set forth the terms of the Company's offer of employment to you and your compensation and benefits package.

         Your annual base salary will be $160,000. On or before your first anniversary date you will be entitled to a cash bonus equal to 30% of your annual base salary. In future years you will be eligible for bonuses on the same basis and terms as other similarly situated executives of the Company. You will be entitled to participate in the Company's employee benefit plans on the same basis and terms as other similarly situated executives of the Company. In addition, you initially will be granted options to purchase an aggregate of 150,000 shares of the common stock of the Company pursuant to the Company's 1999 Amended and Restated Stock Option Plan. The terms and conditions of these stock options, including the exercise price per share and the vesting schedule applicable thereto, shall be set forth in a Stock Option Agreement to be entered into between you and the Company, a copy of which is attached to this letter as Exhibit A.

         Your initial term of employment will be for a term of three (3) years commencing on February 10, 2000. This term may be extended by the mutual written consent of the parties. If you are terminated by the Company, without "cause," during the initial term of your employment as specified above, all of your options will fully vest and become exercisable upon the termination date, and you will be entitled to 90 days severance pay if such termination occurs during the first year of the initial term, and 180 days severance pay if the termination occurs during the balance of the initial term. You shall be entitled to no other benefits if you are terminated without "cause." If your title, or duties commiserate with your title, are changed during the term of this agreement you may, at your option and if not otherwise notified by the company under the terms of this letter agreement, consider yourself terminated without "cause" and would accordingly be entitled to any benefits described in this agreement for termination without "cause". If you are terminated with "cause," you shall be entitled to receive accrued but unpaid salary through the date of termination, and no other compensation or benefits. Vesting of your options upon termination for cause will be governed by the terms of the Option Agreement. For purposes of
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this letter, the term "cause" shall mean (i) conviction of, or entry of a guilty plea with respect to a felony or any other criminal offense involving dishonesty, fraud, theft, embezzlement, breach of trust or moral turpitude; (ii) engaging in any conduct which is materially injurious to the Company, monetarily or otherwise, or from which you derive an improper material personal benefit; or
(iii) commission of gross malfeasance or intentional failure or refusal to perform the duties assigned to you and consistent with your position as described above.

         Upon commencement of your employment with the Company, you will be requested to sign our standard form of [CONFIDENTIALITY AND NONDISCLOSURE] Agreement, attached hereto as Exhibit B.

         Upon acceptance of our offer of employment, you acknowledge and agree that your employment with the Company remains at-will. This means that either the Company or you may terminate the employment relationship at any time, with or without notice, for any reason or for no reason at all. Nothing in this offer letter or in the exhibits to this letter shall change the at-will nature of your employment.

         Please confirm your acceptance of our offer by signing and returning the enclosed copy of this letter. We certainly hope that you will decide to join the Company, and we look forward to working with you.

                                   Sincerely yours,

                                   QUALITY CARE SOLUTIONS, INC.


                                   By: /S/ Gregory S. Anderson
                                      ----------------------------
                                           Gregory S. Anderson
                                           President and CEO



ACCEPTED AND AGREED to this  10  day of  February   2000.
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/s/ Gary G. Gorden
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    Gary G. Gorden